Exhibit F

JOINT FILING STATEMENT

I, the undersigned, hereby express my agreement that the attached Schedule 13D (and any amendments thereto) relating to the Common Stock of Investcorp Credit Management BDC, Inc. is filed on behalf of each of the undersigned.

Dated: October 4, 2019

INVESTCORP BDC HOLDINGS LIMITED, by The Director Ltd.		INVESTCORP CREDIT MANAGEMENT US LLC

By:	/s/ Toni Pinkerton	By:	/s/ Patrick Maloney
	Name: Toni Pinkerton		Name: Patrick Maloney
	Title: Director		Title: General Counsel

SIPCO HOLDINGS LIMITED		INVESTCORP S.A.

By:	/s/ Rasha Sabkar	By:	/s/ Daniele Vecchi
	Name: Rasha Sabkar		Name: Daniele Vecchi
	Title: Director		Title: Director